THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE.

PROMISSORY NOTE

30-MONTH TERM

$100,000.00 MONTHLY PAYMENTS

$2,000,000.00 July 15, 2017

FOR VALUE RECEIVED, the undersigned, ICTV BRANDS, INC. (the “Maker”) promises to pay to the order of LEOGROUP PRIVATE INVESTMENT ACCESS, LLC (the “Holder”), and their assigns, the maximum principal amount of Two Million and 00/100 DOLLARS ($2,000,000.00) by January 15, 2020 (the “Maturity Date”).

To secure the payment or performance, as the case may be, in full of the obligations under this Note, Maker has granted a first priority security interest to the Holder in ALL assets of the Maker except Maker’s accounts receivables. Also, Maker hereby pledges all equity of the Maker to Holder. Maker further grants Holder the right to make any and all UCC filings necessary to properly perfect the security interest granted herein.

Section 1. Monthly Payments of $100,000.00 for 30-Month Term

A. Generally. Maker promises to pay $100,000.00 each month pursuant to the “Payment Schedule” (see attached Exhibit A) which consists of both principal (“Principal”) and interest (“Interest”) payable each month for a 30-Month Term through the Maturity Date. All payments hereunder shall be paid on or before the dates indicated in the Payment Schedule and, if any such date shall not be a Business Day (as defined below), on the next succeeding Business Day to occur after such date (each date upon which principal and interest shall be so payable, a “Payment Date”). In addition, in the event of any prepayment of principal of this Note, such prepayment shall be accompanied by the interest accrued on the amount so prepaid. The term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law or executive order to close.

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B. Default Rate. Notwithstanding the foregoing provisions of this Section 1, but subject to applicable law, (i) any overdue principal of this Note if the same shall not be cured within five (5) business days after written notice from Holder to Maker or a longer period if set forth in the notice from Holder or a longer period if agreed to by the parties, and (ii) any overdue accrued interest under this Note if the same shall not be cured within five (5) business days after written notice from Holder to Maker or a longer period if set forth in the notice from Holder or a longer period if agreed to by the parties, which Maker shall have failed to pay on or prior to that date which is thirty (30) Business Days after the same is due and payable, each shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due through the date of actual payment, the effective interest rate will double (the “Default Rate”). Once the payment is made on any amounts subject to the Default Rate, the interest rate returns to the standard interest rate pursuant to the Payment Schedule.

C. No Usurious Interest. In the event that any interest rate(s) provided for in this Section 1 shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law. Any payment by the Maker of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Maker.

Section 2. Conversion Rights. There are no conversion rights attached to this Note.

Section 3. Repayment of Principal Amount. The principal amount of this Note (together with all accrued and unpaid interest, if any) shall be paid pursuant to the Payment Schedule such that the entire Note shall be repaid by the Maturity Date.

Section 4. Prepayment. This Note may not be prepaid, in whole or in part, at any time and from time to time, unless expressly agreed to in writing by the Holder.

Section 5. Forms of Payment. The payment or prepayment of the principal amount under this Note shall be payable in lawful money of the United States of America by check or by wire transfer to an account specified in writing by the Holder. Any payment under this Note shall be applied pursuant to the Payment Schedule. If any payments are made that differ from the Payment Schedule, such payments shall first be applied to sums due under this Note other than principal and interest, second to accrued interest (limited to accrued interest on the amount prepaid in the case of any prepayment of principal hereunder) and third to any principal amount outstanding under this Note.

Section 6. Events of Default. The occurrence and continuation for any reason whatsoever of any of the following events shall constitute an “Event of Default”:

(a)	Failure by the Maker to observe, perform or comply with any covenant or condition and the same shall not be cured within five (5) business days after written notice from Holder to Maker or a longer period if set forth in the notice from Holder or by written agreement of the parties;

(b)	The Maker shall fail to make payment of any principal on this Note when the same shall become due and payable and the same shall not be cured within five (5) business days after written notice from Holder to Maker or a longer period if set forth in the notice from Holder or a longer period if agreed to by the parties;

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(c)	The Maker shall fail to make payment of any accrued and unpaid interest under this Note within ten (10) business days after the same shall have become due and payable if the same shall not be cured within five (5) business days after written notice from Holder to Maker or a longer period if set forth in the notice from Holder or a longer period if agreed to by the parties,; or the Maker shall fail to make any payment of any fees due and payable hereunder within ten (10) business days after written demand therefor from Holder if the same shall not be cured within five (5) business days after written notice from Holder to Maker or a longer period if set forth in the notice from Holder or a longer period if agreed to by the parties;

(d)	The Maker shall (i) fail to keep in full force and effect its existence as a limited liability company, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, (v) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or (vi) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or corporate action shall be taken for the purpose of effecting any of the foregoing;

(e)	There shall be filed against Maker an involuntary petition seeking reorganization of the Maker or the appointment of a receiver, trustee, custodian or liquidator of the Maker, or a substantial part of Maker’s assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect and such involuntary petition shall not have been dismissed within ninety (90) days thereof.

Section 7. Rights upon Event of Default. If an Event of Default described in Section 6 has occurred and is continuing and if the same shall not be cured within five (5) business days after written notice from Holder to Maker or a longer period if set forth in the notice from Holder or a longer period if agreed to by the parties,, the Holder, at their option, may declare the aggregate principal amount of this Note, together with all accrued and unpaid interest thereon, immediately due and payable (except in the case of an Event of Default under paragraphs (d) or (e) of Section 6, in which event the aggregate principal amount of this Note, together with all accrued and unpaid interest thereon, shall automatically become due and payable).

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Section 8. Suits for Enforcement.

A. Upon the occurrence of an Event of Default by Maker, the Holder of this Note may proceed to protect and enforce his rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder of this Note.

B. If it is determined by a court of competent jurisdiction that Maker has breached this Note and after all avenues of appeal on such decision have been exhausted by Maker, Maker agrees to pay the Holder on demand all costs of collection and enforcement of this Note and the Pledge Agreement, including, without limitation, reasonable attorney’s fees and expenses and all court costs.

Section 9. Transferability. Holder shall be entitled to assign, transfer, hypothecate or otherwise convey this Note and its related rights to any Person without the consent of the Maker.

Section 10. Information Rights. The Maker agrees to provide Holder, at Holder’s request, financial information on a monthly basis no later than five (5) business days after the end of any calendar month.

Section 11. Miscellaneous.

A. Unconditional Obligation; Waivers. Maker hereby waives presentment and demand for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for under this Note, and shall be directly and primarily liable for the payment of all amounts owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder. No waiver of any provision of this Note made by agreement of the Holder and any other person shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of the Maker under this Note. No failure to exercise and no delay in exercising, on the part of the Holder, any right, power or privilege under this Note shall operate as a waiver thereof nor shall partial exercise of any right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

B. Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Note shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Maker:

LeoGroup Private Investment Access, LLC

c/o Matthew J. Allain

100 Wood Avenue South, #209

Iselin, NJ 08830

To Holder:

ICTV Brands, Inc.

489 Devon Park Drive, Suite #306

Wayne, PA 19087

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C. Severability; Binding Effect. Any provision of this Note which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Note or affecting the validity or unenforceability of any of the terms and provisions of this Note in any other jurisdiction. This Note shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Neither this Note nor any rights or obligations hereunder may be assigned by the Maker.

D. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. The Holder and the Maker agree that any and all disputes about or involving the interpretation, construction, performance or breach of this Note, shall be brought in the state or federal courts of Delaware and each agree to exclusive personal jurisdiction and venue in the state and federal courts of Delaware. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

E. Amendment. This Note can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Note signed by the Maker, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Maker, or by the Holder, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Holder.

F. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Note has been executed and delivered as of the date specified above.

ICTV BRANDS, INC.

By:	/s/ Richard S. Ransom
Name:	Richard S. Ransom
Title:	President

LEOGROUP PRIVATE INVESTMENT ACCESS, LLC

By:	/s/ Matthew J. Allain
Name:	Matthew J. Allain
Title:	Manager

[Exhibit A Follows]

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EXHIBIT A

PAYMENT SCHEDULE

$100,000.00 Payment Each Month

#	Due Date	Beginning Balance	Interest	Principal	Ending Balance

1	August 15, 2017	$2,000,000.00	$56,892.72	$43,107.28	$1,956,892.72
2	September 15, 2017	$1,956,892.72	$55,666.47	$44,333.53	$1,912,559.19
3	October 15, 2017	$1,912,559.19	$54,405.34	$45,594.66	$1,866,964.53
4	November 15, 2017	$1,866,964.53	$53,108.34	$46,891.66	$1,820,072.87
5	December 15, 2017	$1,820,072.87	$51,774.45	$48,225.56	$1,771,847.31
6	January 15, 2018	$1,771,847.31	$50,402.60	$49,597.40	$1,722,249.92
7	February 15, 2018	$1,722,249.92	$48,991.74	$51,008.26	$1,671,241.66
8	March 15, 2018	$1,671,241.66	$47,540.74	$52,459.26	$1,618,782.39
9	April 15, 2018	$1,618,782.39	$46,048.46	$53,951.54	$1,564,830.86
10	May 15, 2018	$1,564,830.86	$44,513.74	$55,486.26	$1,509,344.59
11	June 15, 2018	$1,509,344.59	$42,935.36	$57,064.64	$1,452,279.95
12	July 15, 2018	$1,452,279.95	$41,312.08	$58,687.92	$1,393,592.03
13	August 15, 2018	$1,393,592.03	$39,642.62	$60,357.38	$1,333,234.64
14	September 15, 2018	$1,333,234.64	$37,925.67	$62,074.33	$1,271,160.31
15	October 15, 2018	$1,271,160.31	$36,159.88	$63,840.12	$1,207,320.19
16	November 15, 2018	$1,207,320.19	$34,343.86	$65,656.14	$1,141,664.06
17	December 15, 2018	$1,141,664.06	$32,476.18	$67,523.82	$1,074,140.24
18	January 15, 2019	$1,074,140.24	$30,555.38	$69,444.62	$1,004,695.62
19	February 15, 2019	$1,004,695.62	$28,579.93	$71,420.07	$933,275.55
20	March 15, 2019	$933,275.55	$26,548.29	$73,451.71	$859,823.84
21	April 15, 2019	$859,823.84	$24,458.86	$75,541.14	$784,282.69
22	May 15, 2019	$784,282.69	$22,309.99	$77,690.01	$706,592.68
23	June 15, 2019	$706,592.68	$20,099.99	$79,900.01	$626,692.67
24	July 15, 2019	$626,692.67	$17,827.12	$82,172.88	$544,519.79
25	August 15, 2019	$544,519.79	$15,489.61	$84,510.40	$460,009.40
26	September 15, 2019	$460,009.40	$13,085.59	$86,914.41	$373,094.99
27	October 15, 2019	$373,094.99	$10,613.19	$89,386.81	$283,708.18
28	November 15, 2019	$283,708.18	$8,070.46	$91,929.54	$191,778.64
29	December 15, 2019	$191,778.64	$5,455.40	$94,544.60	$97,234.05
30	January 15, 2020	$97,234.05	$2,765.95	$97,234.05	$0.00

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